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                                  Exhibit 99.1


                                 April 15, 2002

Mr. Clifton Lind
President, C.O.O.
Multimedia Games, Inc.
8900 Shoal Creek Blvd., Bldg. 3
Austin, Texas 78757

RE:    MegaNanza and Similar Games

Dear Mr. Lind:

This letter responds to your request of March 21, 2001, for a National Indian Gaming Commission (NIGC) determination of whether the MegaNanza series of games are class II or class III games. The materials reviewed include a game description, information about the method of play and other significant characteristics of the game, videotapes of the game in play, and an independent lab report. The lab report considered several themes of games with similar game plays and pay tables, including "Vortex," "Wild Spinner," and "Meltdown." Some of the other variants of the game include "Glory 7's," "Rainbow 7's," "Bad Monkey," and the "Fruit Cocktail Deluxe" series of games. The analysis, and our conclusions, applies to the various renditions of MegaNanza.

We have determined that MegaNanza and its variations are class III games under the Indian Gaming Regulatory Act ("IGRA"). Consequently the game may only be offered on Indian lands pursuant to a tribal-state compact.

Game Description
----------------

Mechanics of the game: The MegaNanza series of games utilizes a computer program
---------------------
that performs the following functions at some point prior to game play:

     1) A "deck" consisting of a predetermined number of electronic bingo cards (243) is electronically generated and stored in a central "game host" computer database. This same 243 card deck is used for all games.

     2) Before any numbers are randomly determined by the computer, the deck is "shuffled" to distribute the cards in a random sequence, which determines the order in which the cards will be sold.

     3) Prior to the start of the game, a random number generator within the game host computer electronically determines a set of thirty (30) numbers.

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     4)    Prior to the start of the game, the game host computer checks the drawn numbers against the deck to verify that the deck contains at least one game-ending pattern card.

Game Play: The game may be played using either an electronic player station
---------
(EPS) or by purchasing a paper version at a Point of Sale terminal. Each EPS is linked electronically to other EPS's, to a central computer that acts as a game host and to a Point of Sale terminal for the sale of a paper version of the game. The game requires only two persons to be logged onto the EPS system in order for a game to begin or to continue.

A player must open an account at a Point of Sale terminal and receives a player card that stores credits and is read by the EPS. Once an account has been established via the player card, however, the player may also use a bill validator located on the EPS to increase his account value.

At the EPS, a player presses a button to select the "buy in level" - the amount of the wager. The player then presses the play button on the EPS console. This single touch completes the game and, to the extent that cards might be used on the video screen, serves to purchase the card, mark the card with the 30 previously drawn numbers and claim any prizes. This entire process takes place within a matter of seconds and requires no further participation of the player. /1/ The win/loss event is displayed on the screen. The manufacturers' game description states that a player can play a game every six seconds. The game continues until a card with a game-ending pattern is distributed.

As stated above, players may also play the game by purchasing a paper version of the game at a Point of Sale terminal. The paper card is printed using the information from the next electronic card that would have been sent to one of the EPS's. Instead, it is sent to the Point of Sale terminal and distributed in paper format to the purchaser. The print out of the paper version of the game displays the 30-number ball draw at the bottom of the card, and shows the actual pattern of matching numbers already daubed.

Display Patterns: There are many different display versions of MegaNanza for
----------------
view on the video display terminal. Several show a small "bingo" card in the upper left hand corner, with spinning reels shown in the center of the display terminal as the main graphic. One of the versions shows a large "bingo" card in the center of the video display. Regardless of the display version, the game is played in the same manner.

There are 50 designated patterns that can be covered in order to win a prize. The Jackpot prize is paid on the cards containing an upright letter "M." The "Left Bowl Peace Pipe" pattern is the game-ending pattern. Since the cards are distributed randomly, the game-ending pattern can come up before the letter "M," or any other prize-winning pattern and there is no guarantee that any of the cards contain a winning combination, other than the "Left Bowl Peace Pipe." The odds of any one of these patterns occurring have been calculated by the manufacturer. This also allows the manufacturer to calculate the theoretical hold percentage of the machines.

______________________

/1/More recent versions of the games incorporate additional steps that must be taken by the player to claim a prize. They include requiring the player to push the play button a second time if the machine announces that he has won a prize in order to claim the prize; that is, in the event that a player does not push the play button a second time, they do not "win" the game and the game-ending pattern becomes the next "winning pattern." There is also a version in which the 30 numbers are revealed in two sets of 15; however, all 30 numbers are already drawn and checked against the game card deck prior to the start of play.

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In the center of the video display terminal, the win/loss event is shown using spinning reels with symbols on the reels corresponding to various game outcomes, unless the graphic with the large bingo card is chosen. Each version of the game has a different set of winning combination graphics. The materials provided state that game results could also be shown as a horse race with the winning horse corresponding to the game outcome.

According to the laboratory analysis, the game also contains a "Re-spin bonus." This bonus mode, however, does not affect the payout or the outcome of the game because the outcome is predetermined by the system. This portion of the game appears to be purely for entertainment value, since it does not create a secondary opportunity for the player to win any amount beyond what the initial game outcome has already been determined to be.

Applicable Law
--------------

The Indian Gaming Regulatory Act (IGRA) governs gambling on Indian lands. The IGRA defines class II gaming in relevant part to include: --

       (i) The game of chance commonly known as bingo (whether or not electronic, computer, or other technologic aids are used in connection therewith) (I) which is played for prizes, including monetary prizes, with cards bearing numbers or other designations,

       (II) in which the holder of the card covers such numbers or designations when objects, similarly numbered or designated, are drawn or electronically determined, and

       (III) in which the game is won by the first person covering a previously designated arrangement of numbers or designations on such cards, including (if played in the same location) pull-tabs, lotto, punch boards, tip jars, instant bingo, and other games similar to bingo[.]

25 U.S.C.(S)2703(7)(A). Games that are not within the definition of class II games are class III. See 25 U.S.C.(S)2703(8).

NIGC regulations similarly define class II gaming to include:

       (a) Bingo or lotto (whether or not electronic, computer, or other technologic aids are used) when players:

       (1)   Play for prizes with cards bearing numbers or other designations;

       (2) Cover numbers or designations when objects, similarly numbered or designated, are drawn or electronically determined; and

       (3) Win the game by being the first person to cover a designated pattern on such card;

       (b) If played in the same location as bingo or lotto, pull-tabs, punch boards, tip jars, instant bingo, and other games similar to bingo[.]

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25 C.F.R.(S)502.3.

IGRA provides that class II games may utilize "electronic, computer or other technologic aids." 25 U.S.C.(S)2703(7). NIGC regulations define a technologic aid as "a device...that when used...is not a game of chance but merely assists a player or the playing of a game and is readily distinguishable from the playing of a game of chance on an electronic or electromechanical facsimile." 25 C.F.R.
(S)502.7. If a game is found to contain the fundamental characteristics of a class II game, and it is played using an electronic or electromechanical device, the determining factor in its classification then becomes whether it is an electronic aid to the play of a game or a facsimile of a game.

The purpose in drawing a distinction between class II and class III gaming is that, under IGRA, class III gaming may only be played in conformance with a tribal-state compact permitting such gaming. See 25 U.S.C.(S)2710(d)(1)(C).

Analysis
--------

To issue a game classification opinion for any electronic game, the NIGC must evaluate the elements of the game in question and determine whether the game is an "electronic aid" to the play of a class II game or an "electronic or electromechanical facsimile" of a game of chance or a slot machine. To that end, the MegaNanza series of games was examined to determine whether it contains the elements of one of the recognized class II games.

Bingo: The definition of bingo contained in the Indian Gaming Regulatory Act
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(IGRA) may be broken down into specific elements. It requires players to cover a previously designated arrangement of numbers or designations when such objects are drawn. It also requires that the game be won by the first person covering a previously designated arrangement of numbers or designations on such cards. 25 U.S.C.(S)2703(7)(A)(I)(III) (emphasis added). Thus, under the plain language of IGRA, a game is not bingo unless players are required to cover a certain designation in response to numbers being drawn and that first person to do so "wins" the game.

IGRA requires that a player cover when objects are drawn. The manufacturer of MegaNanza argues that, in this context, "when" means "after" and that it should not matter how long after balls are drawn that the card is daubed. This is in opposition to the common meaning of the word "when." The Encarta World English Dictionary states as the most common definitions: 1. while: at or during the time that; 2. as soon as: as soon as somebody does something or something happens; 3. at some point: at some point during an activity, event, or circumstance. Nowhere in the common definition does it imply that "when" means "at any point after."

The manufacturer of the MegaNanza series of games argues that the use of a random number generator, which chooses all of the numbers prior to the start of the game, is an acceptable alternative to the drawing of the numbers as the game is being played. As support for this contention, the manufacturer cites the "Wild Ball Bingo" advisory opinion issued by the NIGC General Counsel on March 22, 2001. In materials submitted for that advisory opinion, that game's vendor proposed determining the bingo call numbers by using either a real-time draw or by using an electronic chip on which numbers selected previously by a bingo blower had been recorded. Under either selection process, the numbers would be transmitted to all player screens simultaneously in the exact order as the bingo balls are drawn following the sale of electronic bingo cards for a particular game.

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In this advisory opinion, we emphasized that the draw by either a bingo blower or some other method where numbers are "electronically determined," must occur in real time or very near in real-time to the actual play of the particular bingo game. IGRA requires as much. (See 25 U.S.C. ss. 2703(7)(A)(i)(II) requiring the holder of the bingo card to cover numbers "when" those numbers are drawn) The act of covering the numbers must occur in close proximity to the drawing of those numbers or in "real time." Allowing a game time to distribute numbers through a network of terminals to help ensure continuity of fast paced electronic bingo games would be logical. In our view, however, consistent with statutory intent, such "near real-time" play contemplates only the lapse of a minimal period of time necessary to accomplish these objectives. This time period would be measured in seconds, not hours or days. Any contrary view derived from the "Wild Ball Bingo" advisory opinion noted above should be disregarded.

We further distinguish the "MegaNanza" game from "Wild Ball Bingo," by noting that the electronic functions in "Wild Ball Bingo" are not used to draw the numbers, check the drawn numbers against existing cards in order to determine whether a game-ending pattern exists, and discard cards sets where a game-ending pattern does not exist, prior to the start of play. These functions all occur electronically in "MegaNanza."

In bingo, designations are covered in response to bingo ball draws, in an attempt to create a winning pattern on a bingo card before another player does so. In the MegaNanza series of games, pre-determined numbers are revealed on the screen at the same time as the corresponding numbers depicted on the "bingo card" shown on the screen are automatically covered by the system. Unlike traditional bingo, in MegaNanza, the numbers are chosen by a random number generator at some time prior to the cards being sold and then the completed games are stored in the host computer and sold to players. By the time the player begins participating, the game has been played within the machine and the machine distributes the completed game to the player. The winning cards are determined at the time the computer draws the numbers and matches them against the existing deck, not during the course of play. Therefore, the bingo player is not "covering" a previously designated arrangement and the "covering" is not happening "when" the objects are drawn.

Much of the supporting material supplied by Multimedia relies on the reasoning of opinions from the United States Court of Appeals for the Ninth Circuit and the United States Court of Appeals for the Tenth Circuit,/2/ which held that MegaMania, another Multimedia product, had been properly classified by the NIGC as a class II electronic aid to the traditional game of bingo. Because of this, it is important to distinguish between the MegaMania game at issue in these cases and the MegaNanza series of games.

In MegaMania, players utilize an EPS in order to play the game of bingo. The system links players at different machines. A bingo blower, in a central location, is utilized to draw balls. As the balls are drawn in sets of 3, a bingo caller keys in the 3 balls, which are then displayed on the EPS's. Players are required to daub their cards by touching the video display terminal or a daub button. The first player to daub a designated pattern on his or her card wins the game.

MegaNanza differs from MegaMania in several ways. First, in MegaNanza, the numbers and cards are predetermined and stored in the computer host prior to any game being played. Even the newer
__________________________

/2/ United States v. 103 Electronic Gambling Devices, 223 F. 3d 1091 (9/th/ Cir.
1992); United States v. 162 MegaMania Gaming Devices, 231 F. 3d 713 (10/th/ Cir.
2000).

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versions of MegaNanza, in which the numbers are drawn just prior to the game beginning, does not alter the fact that, prior to play, the game is complete, with winning cards pre-determined by the computer program.

MegaMania, on the other hand, requires a live ball draw, where balls are drawn in series of 3's. In MegaMania the player must daub cover every time 3 balls are drawn. If a player fails to daub, the opportunity to cover the numbers is lost and the cards can no longer be played The MegaMania game continues until one of the players wins the game, based on the real-time ball draw and on the real-time actions of the players. Prior to the start of play in MegaMania, the cards have no intrinsic value because the balls that determine the winner have not yet been drawn.

The manufacturer's description describes a separate feature of MegaNanza that involves a paper version of the same game. The player can choose either to play on the video terminal or to purchase the paper version from a cashier. In the paper version, a player receives a paper printout of a pre-daubed bingo card from a dispenser separate from the EPS. By looking at the printout the player can determine whether or not he is holding a winning card. This paper version does not change the play of the game into a bingo game. Again, by the time the paper card is printed, the system has played the game for the player, choosing the numbers and comparing them to the deck of cards produced by the host computer.

Consequently, the various games constituting MegaNanza do not contain the elements of bingo. as defined by IGRA and, therefore, they are not the class II game of bingo.

Instant Bingo and Pull-tabs
---------------------------

IGRA allows classification of certain other games as class II when they are played in the same location as bingo. Instant bingo and pulltabs are among these. In the videotape provided by the manufacturer to the NIGC, the MegaNanza game is described as a "bonanza bingo" game./3/ "Bonanza bingo," as described in the video, is a game in which all of the numbers are predetermined and the player simply purchases a paper break-open card and opens it to determine whether he has won a prize. The play of MegaNanza is much more similar to the game of instant bingo or pulltabs, than it is to traditional bingo.

A game of instant bingo involves purchasing a card which is played by a player removing little slips of paper, which act as concealing flaps, revealing numbers and symbols which are then compared by the player to a listing of pre-designated winning combinations of numbers and symbols so that the player may determine if and how much the player has won. Julius M. Israel Lodge of B'Nai B'Rith No. 2113
v. Commissioner of Internal Revenue, 98 F. 3d 190 (5/th/ Cir. 1996); NIGC Bulletin No. 99-02, August 18, 1999. Pull-tabs, like instant bingo, are "sold from large pools known as `deals' containing anywhere from 1200 to 100,000 pull-tabs, deals have a fixed number of winners and losers." Diamond Game Enterprises v. Reno, 230 F. 3d 365, 367 (D.C. Cir. 2000); See also Scarne's New Complete Guide to Gambling, p. 801 (Simon & Schuster 1986); Proposed Rules, 67 Fed. Reg. 13296 (March 22, 2002). One of the essential elements of either of these games is the use of a tangible medium, such as paper, upon which the game is played.

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/3/ Multimedia asserts that other states have bonanza bingo games similar to this game. Nonetheless, to be bingo under IGRA, the game must fall within IGRA's definition of bingo. As described above, this versin does not.

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Both the NIGC and the courts have consistently determined that electronic systems that replicate play of the subgames of bingo without the use of some tangible medium such as paper cannot constitute class II games of instant bingo or pulltabs. Diamond Game Enterprises v. Reno, 230 F. 3d 365 (D.C. Cir. 2000); Cabazon Indians v. National Indian Gaming Commission, 14 F. 3d 633 (D.C. Cir.
1994); Sycuan Band of Mission Indians v. Roache, 54 F. 3d 535 (9/th/ Cir. 1994); NIGC Advisory Opinion on "Break the Bank," dated May 31, 2001.

In Diamond Game Enterprises v. Reno, 230 F. 3d 365 (D.C. Cir. 2000), the United States Court of Appeals for the District of Columbia Circuit concluded that a device known as the Lucky Tab II was a technological aid to the play of paper pull-tabs and a class II device under the IGRA. The Lucky Tab II device uses a paper roll of pull-tabs that are read by an optical scanner and then displayed on a video monitor. The Court concluded that the game was not an electronic facsimile of the paper game and thus was not excluded from the class II definition.

We think the Lucky Tab II is quite different from the machine at issue in Cabazon II. To begin with, the Lucky Tab II is not a "computerized version" of pull-tabs. Although the Lucky Tab II has a video screen, the screen merely displays the contents of a paper pull-tab. Instead of using a computer to select patterns, the Lucky Tab II actually cuts tabs from paper rolls and dispenses them to players. In other words, the game is in the paper rolls, not as in the case of the Cabazon machine, in the computer.

Diamond Game v. Reno, 230 F. 3d at 367.

In Cabazon, the court concluded "[t]he Act's [IGRA] exclusion of electronic facsimiles removes games from the class II category when those games are wholly incorporated into an electronic or electromechanical version." Cabazon Indians
v. National Indian Gaming Commission, 14 F. 3d at 636. Under Cabazon, the factual question becomes whether the features present in MegaNanza "wholly incorporate" the game. In Cabazon, the pull-tabs were not paper but, as in MegaNanza, were contained in a computerized deal. The computer randomly selected the pull-tab for the player and then displayed it on a video screen. MegaNanza is essentially the same principle: a player pays consideration for a chance to win a prize by engaging one machine in a system of machines, and then the player learns of a winning combination through a computerized process and electronic display on the machine. The elements of consideration, chance and prize are completely incorporated within the system of machines on which MegaNanza is played.

At a minimum, MegaNanza does not contain one of the essential elements of either instant bingo or of pull-tabs. Specifically, MegaNanza does not use a tangible medium, such as paper to play the game./4/ Accordingly, it is not a class II electronic aid to any of the subgames of bingo./5/





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/4/ As noted, the MegaNanza game can be played exclusively on paper, however, we evaluate the game in its entirety.
/5/ Due to our conclusion that MegaNanza is not bingo but a facsimile of a game of chance, we have specifically not addressed other issues about the game.
Those include whether the use of the Left Bowl Peace Pipe to end the game constitutes a win under the bingo criteria , whether linking two machines would broaden participation and whether the prize system and shuffled cards constitute a finite deal with pre-established prizes consistent with a pulltab or instant bingo game.

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Conclusion
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MegaNanza does not merely assist a player or the playing of a class II game, but rather, when MegaNanza is played, the player engages one machine in a system of linked machines that wholly incorporates the functions of a game of chance. MegaNanza is not an attempt to play bingo, or a game similar to bingo using an electronic aid. The system plays the entire game and notifies the player in an "entertaining display" of reels, bars and 7's of the results. The suggestion that the game is bingo, or a game similar to bingo is a subterfuge. The game is intended to replicate the play of an electronic slot machine, an entirely different form of gaming. These games are, therefore, class III games and may be played only under a tribal-state compact.

Sincerely yours,





Penny J. Coleman
Deputy General Counsel

cc:      NIGC Region Chiefs for distribution to tribes